EXHIBIT 5.1

June 26, 2003

Mercury Interactive Corporation

1325 Borregas Avenue

Sunnyvale, California 94089

RE:    REGISTRATION STATEMENT OF FORM S-3

Ladies and Gentlemen:

We are acting as counsel for Mercury Interactive Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of $500,000,000 aggregate principal amount of Zero Coupon Senior Convertible Notes due 2008 (the “Notes”), and such indeterminate number of shares of Common stock, $0.002 par value (the “Common stock”), of the Company, as may be required for issuance upon conversion of the Notes (the “Underlying Securities”). The Notes and the Underlying Securities are to be offered and sold by certain securityholders of the Company (the “Selling Holders”). In this regard we have participated in the preparation of a registration statement on Form S-3 relating to the Notes and the Underlying Securities. (Such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”).

We are of the opinion that the Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture dated as of April 29, 2003, between the Company and U.S. Bank National Association, as Trustee. We are of the further opinion that the Underlying Securities have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein.

Sincerely,

/s/ Davis Polk & Wardwell

Davis Polk & Wardwell